EXHIBIT

ITEM 21

Subsidiaries

Monterey County Bank

Incorporated in the State of California

Northern California Bancorp, Inc. Trust I

Incorporated in the State of Delaware

Northern California Bancorp, Inc. Trust II

Incorporated in the State of Delaware